Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of ScanSource, Inc. of our report dated August 14, 2002, included in the 2004 Annual Report to Stockholders of ScanSource, Inc.

We also consent to the incorporation by reference in the Registration Statements of ScanSource, Inc. and subsidiaries on Form S-8 (No. 333-94640), (No. 333-08884), (No. 333-49879), (No. 333-78281), (No. 333-36766), (No. 333-110220) and (No. 333-115534) of our reports dated August 14, 2002, appearing in or incorporated by reference in the Annual Report on Form 10-K of ScanSource, Inc. and subsidiaries for the year ended June 30, 2004.

/s/ DELOITTE & TOUCHE LLP

Greenville, South Carolinas

September 10, 2004